Exhibit 99.1

Retired Air Force Maj. Gen. John W. Maluda Elected to Telos Board of Directors

New Director Brings Expertise in Military Cybersecurity to Leading Provider of Secure

Advanced Technology Solutions

ASHBURN, Va. – October 9, 2009 – Telos® Corporation announced today that retired Air Force Maj. Gen. John W. Maluda was elected to the company’s board of directors on Monday. Maluda retired on Sept. 1 as director, Cyberspace Transformation and Strategy, Secretary of the Air Force Office of Warfighting Integration and Chief Information Officer, the Pentagon, Washington, D.C.

“General Maluda is uniquely qualified to provide vital counsel to the company as we support our military customers in their mission to secure cyberspace,” said Telos’ Chairman and CEO John B. Wood. “His extensive Air Force communications and technology experience will bring a new perspective to an already diverse board, and his strong leadership will help guide the company as we develop new solutions to meet the most pressing needs of our security-conscious customers in the Department of Defense and beyond.”

“During my military career, I had the opportunity to observe first hand the technologies that enhance the Services’ ability to secure our missions,” Maluda said. “It’s particularly gratifying to become part of Telos knowing the critical role the company continues to play in providing military communications and information solutions.”

Maluda is the most recently appointed member of the Telos board, which now includes John B. Wood (Telos Corporation chairman and CEO), Bernard Bailey, David Borland, Bill Dvoranchik, Seth Hamot, retired Army Lt. Gen. Bruce Harris, retired Army Lt. Gen. Charles S. Mahan, Jr., retired Air Force Maj. Gen. John W. Maluda, Robert J. Marino, Andrew Siegel and retired Navy Vice Adm. Jerry O. Tuttle.

About Telos Corporation

Telos Corporation has provided innovative IT solutions and services to the federal government for more than 30 years, focusing since 1989 on secure enterprise solutions. Telos solutions ensure that the government’s most security-conscious organizations comply with demanding federal and DoD information security mandates. Offerings include Xacta® IA Manager for enterprise IT security management, enterprise security consulting services, secure networks, secure enterprise messaging, and secure identity management solutions. Solutions are represented to the federal government on Telos’ GSA schedule. For more information, visit http://www.telos.com/.